UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	February 7, 2005

Lodgian, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	001-14537	52-2093696
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3445 Peachtree Road, NE, Suite 700, Atlanta, Georgia		30326
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	404-364-9400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On February 7, 2005, Lodgian, Inc. (the "Company") and Linda B. Philp, the Company’s Executive Vice President and Chief Financial Officer, entered into an Executive Employment Agreement (the "Employment Agreement"). The Employment Agreement has an initial term of two (2) years and automatically renews for additional one-year periods unless either party provides written notice of termination at least 180 days in advance of the expiration of the current term. The Employment Agreement provides for a base salary, subject to increase in the Company’s discretion, of $225,500 per year. In the event of a termination of employment in certain circumstances, such as termination without cause, resignation for good reason, non renewal of the Employment Agreement within 180 days after a change of control, death or disability, the Employment Agreement provides for a lump sum severance payment equal to the greater of (1) Ms. Philp’s then current base salary for the remainder of the term of the agreement or (2) Ms. Philp’s then current base salary for a period of twelve (12) months. In addition, the severance benefit provides for payment of medical insurance premiums, acceleration of unvested options and payment of a pro rata portion of any earned bonus (collectively referred to as the "Additional Severance Benefits").

In the event the Company elects not to renew the Employment Agreement (and a change of control has not occurred within 180 days) Ms. Philp is entitled to a severance payment equal to her then current base salary for a period of six (6) months plus the Additional Severance Benefits as discussed above.

The Employment Agreement contains certain restrictive covenants which prohibit Ms. Philp from disclosing trade secrets and confidential information of the Company and also prohibit her from soliciting customers, recruiting employees and performing similar duties for a competitor of the Company within a defined geographic region for six (6) months after termination of the Employment Agreement.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lodgian, Inc.

February 9, 2005	By:	Daniel E. Ellis

Name: Daniel E. Ellis
Title: Senior Vice President, General Counsel & Secretary